Exhibit 4.1

WEST FRASER TIMBER CO. LTD.

STOCK OPTION PLAN

for the Former Participants in the

STOCK OPTION PLAN

of

NORBORD INC.

Effective the 1st day of February, 2021

TABLE OF CONTENTS

ARTICLE 1—PURPOSE OF THE PLAN		1

1.01	Purpose	1

ARTICLE 2—INTERPRETATION		1
2.01	Definitions	1
2.02	Extended Meanings	5
2.03	Legislative References	5

ARTICLE 3—GRANT OF OPTIONS		5

3.01	Participants	5
3.02	Options	5
3.03	Maximum Shares	5
3.04	No New Awards under the Plan	5
3.05	Effectiveness of the Plan	5

ARTICLE 4—TERMS OF OPTIONS		6

4.01	Number of Options Granted	6
4.02	Exercise Price	6
4.03	Option Agreement	6
4.04	Vesting	7
4.05	Expiry Date	7
4.06	Black Out Periods	7
4.07	Early Expiry	7
4.08	Assignment	8
4.09	Participation	8
4.10	Adjustments to Shares	8

ARTICLE 5—EXERCISE OF OPTIONS		10

5.01	Manner of Exercise	10
5.02	Delivery of Share Certificate	10
5.03	Withholding	11

ARTICLE 6—ADMINISTRATION		11

6.01	Administration	11
6.02	Amendment and Termination	11
6.03	Compliance with Laws and Exchange Rules	12
6.04	No Application to Norbord UK Subplan Options	12

ARTICLE 1—PURPOSE OF THE PLAN

1.01	Purpose

The purpose of this Stock Option Plan is to provide an incentive to the employees and officers of the Corporation and its subsidiaries who were previously granted options to purchase common shares of Norbord under the Norbord Plan to achieve the longer term objectives of the Corporation, to give suitable recognition of the ability and industry of such persons who contribute materially to the success of the Corporation and to attract and retain persons of experience and ability, by providing them with the opportunity to acquire an increased proprietary interest in the Corporation.

ARTICLE 2—INTERPRETATION

2.01	Definitions

In this Plan:

“Black Out Period” means any period during which a policy of the Corporation prevents an Insider from trading in the Shares.

“Board” means the board of directors of the Corporation.

“Change of Control” includes:

(i)

the acquisition by any persons acting jointly or in concert (as determined by the Securities Act), whether directly or indirectly, of voting securities of the Corporation that, together with all other voting securities of the Corporation held by such persons, constitute in the aggregate more than 50.1% of all outstanding voting securities of the Corporation;

(ii)

an amalgamation, arrangement or other form of business combination of the Corporation with another corporation that results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50.1% of all outstanding voting securities of the corporation resulting from the business combination;

(iii)

the sale, lease or exchange of all or substantially all of the property of the Corporation to another person, other than in the ordinary course of business of the Corporation or to a Related Entity; or

(iv)	any other transaction that is deemed to be a “Change of Control” for the purposes of this Plan by the Board in its sole discretion.

“Committee” means the Human Resources and Compensation Committee of the Board.

“Control” by a person over a second person means the power to direct, directly or indirectly, the management and policies of the second person by virtue of:

(i)	ownership of or direction over voting securities in the second person;

(ii)	a written agreement or indenture;

(iii)	being or Controlling the general partner of the second person; or

(iv)	being a trustee of the second person.

“Corporation” means West Fraser Timber Co. Ltd., a corporation existing under the laws of the Province of British Columbia, and its successors.

“Effective Date” has the meaning ascribed to it in the Plan of Arrangement;

“Effective Time” has the meaning ascribed to it in the Plan of Arrangement;

“Eligible Person” means any employee or officer of the Corporation or any Related Entity.

“Exchange Ratio” means the Exchange Ratio determined in accordance with the Plan of Arrangement, being 0.675.

“Exercise Price” means the price per share at which Shares may be subscribed for by an Optionholder pursuant to an Option.

“Expiry Date” means the date on which an Option expires pursuant to the Option Agreement related to that Option or, if such date occurs during a Black Out Period, the date determined pursuant to Section 4.06.

“Insider” has the meaning given to that term in the Securities Act and also includes associates and affiliates of the insider, but does not include directors or senior officers of a subsidiary or affiliate of the Corporation unless such director or senior officer:

(i)	in the ordinary course receives or has access to information as material facts or material changes concerning the Corporation before the material facts or material changes are generally disclosed;

(ii)

is a director or senior officer of a “major subsidiary” of the Corporation (where “major subsidiary” has the meaning given to that term in National Instrument 55-101 – Insider Reporting Exemptions); or

(iii)	is an insider of the Corporation in a capacity other than as a director or senior officer of the subsidiary or affiliate.

For the purpose of this definition, the terms “affiliate”, “associate” and “subsidiary” have the meanings given to them, respectively, in the Securities Act.

“Market Price” of a Share has the meaning set out in Section 4.02.

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions.

“Norbord” means Norbord Inc., a corporation existing under the laws of Canada.

“Norbord Options” means the options to purchase Norbord Shares granted to the Participants under the Norbord Plan (but excluding the Norbord UK Subplan Options) each of which were exchanged for Options pursuant to the Plan of Arrangement at the Effective Time, as further described in Section 3.1.

“Norbord Plan” means that certain Norbord Inc. Stock Option Plan dated April 27, 2012, as amended June 14, 2015.

“Norbord Shares” means the common shares in the capital of Norbord.

“Norbord Stock Option Amendment” means the amendment to certain outstanding Norbord Options held by Participants effected by Norbord on November 4, 2020 to generally provide, with variations for certain Participants, for the following terms in the event that Norbord or any successor to Norbord (which will include the Corporation) terminates a Participant’s employment on a without cause basis or such Participant resigns in circumstances constituting constructive dismissal within 24 months following the Effective Date:

(i)	immediate acceleration of all unvested Options outstanding as of the date of such termination or resignation; and

(ii)

a period of 12 months following the date of such termination or resignation during which the Participant will be entitled to exercise his or her Options, provided that in no event will such date be later than the expiry date for the Options held by the Participant.

“Norbord UK Eligible Employees” has the meaning ascribed to it in Section 2 of the Norbord UK Subplan;

“Norbord UK Subplan” means the Appendix to the Norbord Plan, approved on February 12, 2013, relating to the granting of Norbord Options to Norbord UK Eligible Employees.

“Norbord UK Subplan Options” means the options to purchase Norbord Shares granted to the Participants under the Norbord Plan that were made subject to the Norbord UK Subplan.

“Notice of Exercise” means a notice, substantially in the form of the notice set out in Schedule A or in such other form as approved by the Board, from an Optionholder to the Corporation giving notice of the exercise or partial exercise of an Option previously granted to the Optionholder.

“Option Agreement” means each stock option agreement entered into between Norbord and a Participant pursuant to which the Participant was granted Norbord Options, as such agreement has been amended from time to time, including, without limitation, by the Norbord Stock Option Amendment, the Plan of Arrangement and this Plan.

“Optioned Shares” means the Shares that are subject to an Option.

“Optionholder” means each Participant that holds Options.

“Options” means the options to purchase Shares which have been granted to a Participant pursuant to the Plan of Arrangement in exchange for the Norbord Options (other than the Norbord UK Subplan Options) previously held by the Participant, each of which Options will entitle the holder to purchase one Share.

“Participants” means the former holders of Norbord Options (other than the Norbord UK Eligible Employees) who have received Options pursuant to the Plan of Arrangement.

“Permitted Assign” has the meaning ascribed to that term in section 2.22 of NI 45-106.

“Plan” means this Stock Option Plan of the Corporation, as amended from time to time.

“Plan of Arrangement” means the plan of arrangement involving Norbord under the Canada Business Corporations Act pursuant to which the Corporation has, among other things, acquired all of the issued and outstanding common shares of Norbord on the Effective Date.

“Related Entity” means, for the Corporation, a person that Controls or is Controlled by the Corporation or that is Controlled by the same person that controls the Corporation.

“Securities Act” means the Securities Act (Ontario).

“Shares” means, subject to the provisions of Section 4.10, the Common Shares of the Corporation.

“Termination Date” means the actual date of termination of (i) the office of the Optionholder or (ii) the employment of the Optionholder, as applicable, such that the Optionholder is no longer an Eligible Person, and does not include any period during which the Optionholder is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance payments following the actual date of termination or resignation.

2.02	Extended Meanings

In this Plan, words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and unlimited partnerships, associations, trusts, incorporated organizations, joint ventures and governmental authorities.

2.03	Legislative References

In this Plan, a reference to any statute, regulation, national instrument or other legislation is to that legislation as now enacted or as the same may from time to time be amended, re-enacted or replaced.

ARTICLE 3—GRANT OF OPTIONS

3.01	Participants

The participants of the Plan will be those persons who held Norbord Options immediately prior to the Effective Time and whose Norbord Options were exchanged for Options at the Effective Time pursuant to the Plan of Arrangement.

3.02	Options

The Options were granted to the Participants at the Effective Time pursuant to the Plan of Arrangement in exchange for the Norbord Options held by each Participant immediately prior to the Effective Time, which Options will have the terms and be subject to the conditions set forth in this Plan.

3.03	Maximum Shares

As of the Effective Time on the Effective Date, the Options have been granted with respect to an aggregate of 885,580 Shares, which shall be the maximum number of Shares that may be issued under the Plan or reserved for issuance upon the exercise of the Options, subject to adjustment as provided in Section 4.10.

3.04	No New Awards under the Plan

No new Options may be granted under the Plan after the Effective Date, subject to any adjustments made pursuant to Section 4.10.

3.05	Effectiveness of the Plan

This Plan will be effective as of the Effective Time on the Effective Date.

ARTICLE 4—TERMS OF OPTIONS

4.01	Number of Options Granted

The number of Options granted to each Participant will be equal to:

(1) that number of Norbord Shares that were issuable upon exercise of the Norbord Options held by the Participant immediately prior to the Effective Time, multiplied by

(2) the Exchange Ratio,

rounded down to the nearest whole number of Shares.

4.02	Exercise Price

The Exercise Price of each Share subject to any Option granted to a Participant will be equal to the greater of:

(1) the quotient determined by dividing:

(a)	the exercise price per Norbord Share applicable to the related Norbord Option immediately prior to the Effective Time, by

(b)	the Exchange Ratio,

rounded up to the nearest whole cent, and

(2) if applicable, the minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Income Tax Act (Canada).

4.03	Option Agreement

The Options held by each Participant will be evidenced by the Option Agreement entered into between Norbord and the Participant with respect to the related Norbord Options, and such Option Agreement will be deemed to have been amended as follows:

(1) each Option Agreement will entitle the Participant to purchase Shares on the terms and conditions set forth in this Plan;

(2) each Option Agreement will be governed by the terms and conditions of this Plan, and

(3) other than as expressly contemplated herein or as amended hereby, the terms and conditions of each Option Agreement as in effect immediately prior to the Effective Time will continue to apply to the applicable Options, provided that the terms and conditions of this Plan will govern in the event of any conflict.

4.04	Vesting

Each Option granted to a Participant will be subject to vesting in accordance with the vesting schedule applicable to the related Norbord Options granted to the Participant as of immediately prior to the Effective Time.

4.05	Expiry Date

The Expiry Date of each Option granted to a Participant will be the original expiry date of the related Norbord Options held by the Participant, subject to extension under Section 4.06 and subject to earlier termination as set forth in this Plan and any Option Agreement.

4.06	Black Out Periods

If the date on which an Option expires occurs during or within 10 days after the last day of a Black Out Period, the Expiry Date for the Option will be the last day of such 10-day period.

4.07	Early Expiry

(1) Unless otherwise determined by the Committee or as otherwise provided in an Option Agreement, an Option will expire before its Expiry Date in the following events and manner:

(a)

if an Optionholder dies, only the portion of the Option that is exercisable at the date of death of the Optionholder may be exercised by the personal representatives of the Optionholder during the period ending six months after the death of the Optionholder, after which period all Options terminate;

(b)

if the employment of an Optionholder is terminated without cause, including a constructive dismissal, only the portion of the Option that is exercisable at the Termination Date may be exercised by the Optionholder during the period ending 90 days after the Termination Date, after which period all Options expire; and

(c)

an Option will expire immediately upon the Optionholder ceasing to be an Eligible Person as a result of his or her resignation or being dismissed from his or her office or employment for cause including where an Eligible Person resigns his or her office or employment after being requested to do so by the Corporation as an alternative to being dismissed or terminated by the Corporation for cause, subject in all cases to the earlier expiration of an Option on its applicable Expiry Date. For greater certainty, the retirement of an Optionholder pursuant to the provisions of a retirement plan of the Corporation or a Related Entity or an Optionholder’s cessation of employment due to permanent disability will not affect the terms of outstanding Options.

(2) Notwithstanding the provisions of Section 4.07(1), the Committee may, in its discretion, at any time prior to or following any event contemplated in Section 4.07(1), permit the exercise of any or all Options held by an Optionholder in the manner and on the terms authorized by the Committee, provided that the Committee will not, in any case, authorize the exercise of an Option after its applicable Expiry Date.

(3) On the expiry of an Option all rights of a participant thereunder, whether unexercised or not yet exercisable, will automatically expire and be cancelled without any compensation being paid therefor.

4.08	Assignment

(1) An Optionholder may assign Options to a Permitted Assign of the Optionholder. For greater certainty, the terms of the Plan continue to apply to assigned Options except that the assigned Options are exercisable by the Permitted Assign.

(2) Except as provided in Section 4.07(1)(a), an Option may be exercised only by the Optionholder or a Permitted Assign of the Optionholder and is not assignable in law or in equity, and any purported assignment is void and of no force and effect whatsoever.

4.09	Participation

(1) Participation in this Plan will be entirely voluntary and any decision not to participate will not affect an Eligible Person’s employment or other relationship with the Corporation or any Related Entity.

(2) Nothing in this Plan or in any Option Agreement will confer on any Optionholder any right to remain as an employee or officer of the Corporation or any Related Entity.

(3) An Optionholder will only have rights as a shareholder of the Corporation with respect to Shares that the Optionholder acquires through the exercise of an Option in accordance with its terms.

4.10	Adjustments to Shares

(1) Subject to the right of the Board to make such additional or other adjustments as it considers appropriate in the circumstances:

(a)

upon a subdivision of the Shares into a greater number of Shares, a consolidation of the Shares into a lesser number of Shares or the issue of a stock dividend to holders of the Shares (other than dividends in the ordinary course), the number of Shares authorized to be issued under the Plan, the number of Shares receivable on the exercise of an Option and the Exercise Price thereof will be increased or reduced proportionately and the Corporation will deliver upon the exercise of an Option, in addition to or in lieu of the number of Optioned Shares in respect of which the right to purchase is being exercised and without the Optionholder making any additional payment, such greater or lesser number of Shares as results from the subdivision, consolidation or stock dividend;

(b)

upon the distribution by the Corporation to holders of the Shares of shares of any class (whether of the Corporation or another corporation, but other than Shares), rights, options or warrants, evidences of indebtedness or cash (other than dividends in the ordinary course), other securities or other assets, either the Exercise Price of the Optioned Shares will be reduced proportionately or the Corporation will deliver upon exercise of an Option, in addition to the number of Optioned Shares in respect of which the right to purchase is being exercised and without the Optionholder making any additional payment, such other securities, evidence of indebtedness or assets as result from such distribution; and

(c)

upon a capital reorganization, reclassification or change of the Shares, a consolidation, merger, amalgamation, arrangement or other form of corporate reorganization or combination of the Corporation with another corporation or a sale, lease or exchange of all or substantially all of the assets of the Corporation, the Corporation will deliver upon exercise of an Option, in lieu of the Optioned Shares in respect of which the right to purchase is being exercised, the kind and amount of shares or other securities or assets as result from such event.

The purpose of such adjustments is to ensure that any Optionholder exercising an Option after any such event will be in substantially the same position as such Optionholder would have been in if he or she had exercised the Option prior to such event.

(2) Notwithstanding any other provision herein, in the event of a proposed Change of Control, the Board may, as deemed necessary or equitable by the Board in its sole discretion, determine the manner in which all unexercised Options granted under the Plan will be treated including, for example, requiring the acceleration of the time for the exercise of such Options by the Optionholder and of the time for the fulfillment of any conditions or restrictions on such exercise. All determinations of the Board under this Section will be binding for all purposes of the Plan. If the Board elects to accelerate the vesting of any or all outstanding Options immediately prior to the completion of any such transaction, it may also determine that all such outstanding Options will be purchased by the Corporation or a Related Entity for an amount per Option equal to the “Transaction Price” (as defined below), less the applicable Exercise Price (except that where the Exercise Price exceeds the Transaction Price, the amount per Option for such Options will be $0.01), as of the date such transaction is determined to have occurred or as of such other date prior to the transaction closing date as the Board may determine. For purposes of this paragraph, “Transaction Price” means the fair market value of a Share based on the consideration payable in the applicable transaction as determined by the Board.

(3) If, at any time when an Option granted under the Plan remains unexercised, an offer to purchase all of the Shares of the Corporation is made by a third party, the Corporation will use its best efforts to bring such offer to the attention of the Optionholder as soon as practicable.

(4) An adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this Section are cumulative.

(5) The Corporation will not be required to issue fractional Shares or other securities under the Plan and any fractional interest in a Share or other security that would otherwise be delivered upon the exercise of an Option will be cancelled.

(6) Except as expressly provided in this Section 4.10 or as determined by the Board, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to, the number of Shares that may be acquired on the exercise of any outstanding Option or the Exercise Price of any outstanding Option.

ARTICLE 5—EXERCISE OF OPTIONS

5.01	Manner of Exercise

An Optionholder (or the personal representatives of a deceased Optionholder) who wishes to exercise an Option may do so by delivering the following to the Corporation before the expiry of the Option

(a)	a completed Notice of Exercise and

(b)

subject to the provisions of Section 5.03, a cheque (which need not be a certified cheque) or bank draft payable to the Corporation for the aggregate Exercise Price for the Optioned Shares being acquired.

If the Optionholder is deceased, the personal representatives of the Optionholder must also deliver to the Corporation evidence of their status. An Option may not be exercised for less than 100 Optioned Shares at any one time, except where a smaller number of Optioned Shares remains exercisable pursuant to an Option, in which case the Option may be exercised for such smaller number at one time.

5.02	Delivery of Share Certificate

Not later than five business days after receipt of the Notice of Exercise and payment in full for the Optioned Shares being acquired as provided in Section 5.01, the Corporation will direct its transfer agent to issue a certificate in the name of the Optionholder (or, if deceased, the Optionholder’s estate) for the number of Optioned Shares purchased by the Optionholder (or the Optionholder’s estate), which will be issued as fully paid and non-assessable Shares.

5.03	Withholding

The Corporation will withhold taxes to the extent required by applicable law in respect of any amounts under this Plan.

ARTICLE 6—ADMINISTRATION

6.01	Administration

(1) The Plan will be administered by the Board with the assistance of the Committee.

(2) The Committee has the authority to interpret the Plan, to adopt, amend, rescind and waive rules and regulations to govern the administration of the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Corporation and all other affected persons.

6.02	Amendment and Termination

(1) The Board may, at any time and from time to time, amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may be made without obtaining any required approval of any regulatory authority or stock exchange or materially prejudice the rights of any Optionholder under any Option previously granted to the Optionholder without the consent or deemed consent of the Optionholder.

(2) Notwithstanding the provisions of Section 6.02(1), the Board may not, without the approval of the security holders of the Corporation, make amendments to the Plan for any of the following purposes:

(a)	to increase the maximum number of Shares that may be issued pursuant to Options granted under the Plan as set out in Section 3.03, subject to adjustment pursuant to Section 4.10;

(b)	to reduce the Exercise Price of Options;

(c)	to extend the Expiry Date of Options for the benefit of an Insider; and

(d)	to amend the provisions of this Section 6.02(2).

(3) In addition to the changes that may be made pursuant to Section 6.02(1), the Board may, at any time and from time to time, without the approval of the security holders of the Corporation, amend any term of any outstanding Option (including, without limitation, the Exercise Price, vesting and expiry of the Option), provided that:

(a)	any required approval of any regulatory authority or stock exchange is obtained;

(b)

if the amendments would reduce the Exercise Price or extend the Expiry Date of Options granted to Insiders other than as authorized pursuant to Section 4.10, approval of the holders of the outstanding Shares must be obtained;

(c)	the Board would have had the authority to initially grant the Option under the terms as so amended; and

(d)	the consent or deemed consent of the Optionholder is obtained if the amendment would materially prejudice the rights of the Optionholder under the Option.

6.03	Compliance with Laws and Exchange Rules

The Plan, the grant and exercise of Options under the Plan and the Corporation’s obligation to issue Shares on exercise of Options will be subject to all applicable federal, provincial and foreign laws, rules and regulations and the rules of any regulatory authority or stock exchange on which the securities of the Corporation are listed. No Option will be granted and no Shares will be issued under the Plan where such grant or issue would require registration of the Plan or of such Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue of Shares in violation of this provision will be void. Shares issued to Optionholders pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

6.04	No Application to Norbord UK Subplan Options

For greater clarity, this Plan does not affect, in any way, the outstanding Norbord UK Subplan Options, which shall continue, in all respects, to be governed by, and subject to, the Norbord Plan, as amended by the Norbord UK Subplan.

SCHEDULE A

FORM OF NOTICE OF EXERCISE

WEST FRASER TIMBER CO. LTD.

(the “Corporation”)

STOCK OPTION PLAN

NOTICE OF EXERCISE

TO:	West Fraser Timber Co. Ltd.
501 – 858 Beatty Street
Vancouver, BC
V6B 1C1

	Attention:	Assistant Secretary

Reference is made to the Option Agreement made as of _____________________, between Norbord Inc. and the Optionholder named below, as amended. The Optionholder hereby exercises the Option (or a portion thereof) to purchase Shares of the Corporation as follows:

Number of Optioned Shares for which Option being exercised:	•

Exercise Price per Share:	$•

Total Exercise Price (in the form of a cheque, which need not be a certified cheque, or bank draft tendered with this Notice of Exercise):	$•

Name of Optionholder as it is to appear on Share certificate:	•

Address of Optionholder as it is to appear on the register of Shares of the Corporation [and to which a certificate representing the Shares being purchased is to be delivered]:

Dated
Name of Optionholder
Signature of Optionholder